Exhibit 99.1

LITHIA MOTORS INC. ANNOUNCES EXECUTIVE MANAGEMENT PROMOTIONS

MEDFORD, OREGON, JANUARY 9, 2006 (5:00 a.m. PT) – Lithia Motors, Inc. (NYSE: LAD) today announced the promotion of Bryan DeBoer to the position of President and Chief Operating Officer. Mr. DeBoer has been heavily involved in operations, most recently serving as Executive Vice President of the company. He was the SVP of Mergers & Acquisitions/Operations from 1996 to 2002. Prior to 1996, Mr. DeBoer worked in various capacities at Lithia, including General Manager of the Medford Honda Isuzu Suzuki Pontiac Volkswagen dealership, Finance Manager, Used Vehicle Manager and General Sales Manager. He joined the Company in 1989. Mr. DeBoer received his Bachelor of Science degree, summa cum laude, in Business Administration from Southern Oregon University in 1988, and he is a graduate of the NADA Dealer Academy in Washington, D.C.

Mr. M.L. Dick Heimann will be assuming the position of President of Corporate Affairs, in charge of manufacturer relations, legal affairs and special projects. He also serves on the company’s Board of Directors. Mr. Heimann has served as the Chief Operating Officer and Director of the Company since 1970 and was appointed President and COO in 1997. Prior to joining the Company, he served as a district manager of Chrysler Corporation from 1967 to 1970. Mr. Heimann is a graduate of University of Colorado with a Bachelor of Arts degree in Biology and Languages.

Chairman and Chief Executive Officer, Sidney B. DeBoer, stated, “We are all excited about the planned succession of our next generation of leaders at Lithia Motors. Dick Heimann and I have been together since 1970, and we have taken this company a long way over the past 35 years. Dick’s oversight with Lithia’s Corporate Affairs and his continued guidance and growth of Lithia’s leaders will be invaluable to our future.”

“Bryan DeBoer’s balance of experience in auto-retailing will serve him well in the role of President and COO. He comes to the position with an in-depth and well-rounded understanding of the company’s operations, acquisitions, IT, human resources and accounting functions.”

About Lithia

Lithia Motors, Inc. is a Fortune 1000 and Russell 2000 Company that sells 25 brands of new vehicles and operates 94 stores and 186 franchises in 12 states in the Western United States and over the Internet through "Lithia.com-America's Car & Truck Store." Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 98,331 new and used vehicles and had $2.7 billion in total revenue in 2004.

Additional Information

For additional information on Lithia Motors, contact the Investor Relations Department: (541) 776-6591 or log-on to: www.lithia.com – go to Investor Relations